As filed with the Securities and Exchange Commission on August 10, 1999

                                               Registration No. 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                       and
                         POST-EFFECTIVE AMENDMENT NO. 1
                                      Under
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                               The CIT Group, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                 13-2994534
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
 incorporation or organization)

                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 536-1390

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
--------------------------------------------------------------------------------
                                 ERNEST D. STEIN
              Executive Vice President, General Counsel & Secretary
                               The CIT Group, Inc.
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 536-1390
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
--------------------------------------------------------------------------------
                  Please send copies of all communications to:
                                   ANDRE WEISS
                            Schulte Roth & Zabel LLP
                                900 Third Avenue
                            New York, New York 10022
--------------------------------------------------------------------------------
              Approximate date of commencement of proposed sale to
         the public: When market conditions warrant after the effective date of this Registration Statement.
--------------------------------------------------------------------------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                     Proposed
                                                                      maximum          Proposed
                                                                     offering           maximum          Amount of
          Title of each class of                Amount to be         price per         aggregate       registration
       securities to be registered               Registered            unit         offering price          fee
------------------------------------------- ---------------------- -------------- -------------------- --------------
Senior/Senior Subordinated Debt Securities    $5,000,000,000(1)       100%(2)      $5,000,000,000(2)   $1,390,000(3)
=====================================================================================================================


(1) In computing the principal amount of debt securities we issue, we will use the U.S. Dollar equivalent for debt securities denominated in a foreign currency and we will use the offering price, rather than the higher stated principal amount, for original issue discount debt securities.

(2)      Estimated solely for the purpose of determining the registration fee.

(3) Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 333-71361, which we previously filed on Form S-3 and which the SEC declared effective on February 11, 1999. We are carrying forward $2,963,000,000 aggregate principal amount of Debt Securities from Registration Statement No. 333-71361, for which we previously paid a filing fee of $823,714.

--------------------------------------------------------------------------------

         We hereby amend this Registration Statement on any date necessary to delay its effective date until we file an amendment which specifically states that this Registration Statement shall become effective after the filing of that amendment in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective as determined by the SEC, acting pursuant to Section 8(a) of the Securities Act of 1933.

--------------------------------------------------------------------------------

         Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 333-71361, which we previously filed on Form S-3 and which the SEC declared effective on February 11, 1999. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-71361, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 10, 1999

PROSPECTUS

                               The CIT Group, Inc.
                                 Debt Securities

         We may issue up to an aggregate of $7.963 billion of debt securities in one or more series with the same or different terms.

         When we offer specific debt securities, we will disclose the terms of those debt securities in a prospectus supplement that accompanies this prospectus. The prospectus supplement may also add, update and modify information contained or incorporated in this prospectus. Before you make your investment decision, we urge you to carefully read this prospectus and the prospectus supplement describing the specific terms of any offering, together with additional information described under the heading "Where You Can Find More Information."

         These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations.

         The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the debt securities that we offer.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ________ ___, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-3 to register the debt securities being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the debt securities offered in this prospectus, you should refer to the registration statement and its exhibits.

         The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

         1. Our Annual Report on Form 10-K for the year ended December 31, 1998;

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

         3. Our Current Reports on Form 8-K dated January 28, 1999, February 22, 1999, March 8, 1999, March 22, 1999, April 27, 1999, May 10, 1999, May 17, 1999,
June 14, 1999, July 30, 1999, and August 5, 1999.

         Until we have sold all of the debt securities which we are offering for sale under this prospectus, we will also incorporate by reference all documents which we may file in the future pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

         We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jeffrey Simon, Senior Vice President-Investor Relations, The CIT Group, Inc., 1211 Avenue of the Americas, New York, New York 10036, telephone
(212) 536-1390.

                               THE CIT GROUP, INC.

         CIT is a leading diversified finance organization. We offer secured commercial and consumer financing primarily in the United States to smaller, middle-market, and larger businesses and to individuals through a nationwide distribution network. We commenced operations in 1908 and have developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry, and geographic diversification. Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and our telephone number is (212) 536-1390.

         The Dai-Ichi Kangyo Bank, Limited holds 43.8% of the voting power and economic interest of our outstanding common stock.

         Our business focus is commercial and consumer finance. We offer a broad array of products to our customers, including loans and leases. We operate through three business segments:

         o    Equipment Financing and Leasing

         o    Commercial Finance

         o    Consumer

         Each segment conducts its operations through strategic business units which market its products and services to satisfy the financing needs of specific customers, industries, and markets.

Commercial Segments

         Our commercial operations provide a wide range of financing and leasing products to small, midsize, and larger companies across a wide variety of industries, including aerospace, retailing, construction, rail, machine tool, business aircraft, apparel, textiles, electronics and technology, chemicals, manufacturing, and transportation. The secured lending, leasing, and factoring products of our commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing, and acquisition and expansion financing.

Equipment Financing and Leasing

         We conduct our Equipment Financing and Leasing operations through two strategic business units:

         o The CIT Group/Equipment Financing offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries, and direct calling efforts primarily with the construction, transportation, and machine tool industries.

         o The CIT Group/Capital Finance offers secured equipment financing and leasing and focuses on the direct marketing of customized transactions, particularly operating leases, relating primarily to commercial aircraft and rail equipment.

         Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchases of new equipment, maintenance and repairs, residual value estimation, and remarketing via releasing or sale. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to evaluate effectively residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for repossessed aircraft, and recertify repossessed aircraft with appropriate authorities. We manage the equipment, residual value, and the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability by locating alternative equipment users or purchasers.

Equipment Financing

         Equipment Financing is the largest of our strategic business units with total financing and leasing assets of $9.3 billion at March 31, 1999, representing 38.3% of our total financing and leasing assets. Equipment Financing offers secured equipment financing and leasing products, including direct secured loans, leases, revolving lines of credit, operating leases, sale and leaseback arrangements, vendor financing, and specialized wholesale and retail financing for distributors and manufacturers.

         Equipment Financing is a leading nationwide asset-based equipment lender. At March 31, 1999, its portfolio included significant outstandings to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation. The Equipment Financing portfolio at March 31, 1999 included many different types of equipment, including construction, transportation, and manufacturing equipment and business aircraft.

         Equipment Financing originates business through direct calling on customers and through relationships with manufacturers, dealers/distributors, and intermediaries which have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

Capital Finance

         Capital Finance had financing and leasing assets of $4.3 billion at March 31, 1999, which represented 17.8% of our total financing and leasing assets. Capital Finance specializes in customized leasing and secured financing, including operating leases, single investor leases, equity portions of leveraged leases, sale and leaseback arrangements, as well as loans secured by equipment relating primarily to end-users of commercial aircraft and railcars. Typical Capital Finance customers are middle-market to larger-sized companies.

         Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines. Capital Finance has developed strong relationships with most major airlines and all major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which supports customer service and provides opportunities to finance new business.

         Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring, and customer needs. To strengthen its position in the rail financing market, Capital Finance:

         o   formed a dedicated rail equipment group in 1994;

         o currently maintains relationships with several leading railcar manufacturers; and

         o has a significant direct calling effort on all railroads and rail shipping in the United States.

         The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The Capital Finance operating lease fleet includes primarily:

         o   covered hopper cars used to ship grain and agricultural products;

         o   plastic pellets and cement;

         o   gondola cars for coal, steel coil and mill service;

         o   open hopper cars for coal and aggregates;

         o   center beam flat cars for lumber; and

         o   boxcars for paper and auto parts.

Capital Finance also has a fleet of locomotives on lease to U.S. railroads.

         Capital Finance generates new business through:

         o direct calling efforts with equipment end-users and borrowers, including major airlines, railroads, and shippers;

         o   relationships with aerospace, railcar, and other manufacturers; and

         o   intermediaries and other referral sources.

Commercial Finance

         At March 31, 1999, the financing and leasing assets of our Commercial Finance segment totaled $5.5 billion, representing 22.5% of total financing and leasing assets. We conduct our Commercial Finance operations through three strategic business units, all of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

         o The CIT Group/Commercial Services, which provides secured financing as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings, and other industries.

         o The CIT Group/Business Credit, which provides secured financing primarily to middle-market to larger-sized borrowers.

         o The CIT Group/Credit Finance, which provides secured financing primarily to smaller-sized to middle-market borrowers.

Business Credit

         Financing and leasing assets of Business Credit totaled $1.6 billion at March 31, 1999 and represented 6.6% of our total financing and leasing assets. Business Credit offers senior revolving and term loans secured by accounts receivable, inventories, and fixed assets to middle-market and larger-sized companies. Clients use these loans primarily for growth, expansion, acquisitions, refinancings, and debtor-in-possession and turnaround financings. Business Credit sells and purchases participation interests in these loans to and from other lenders.

         Through its variable interest rate, senior revolving, and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition, and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

         Business Credit originates business through direct calling efforts and intermediary and referral sources. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income.

Credit Finance

         Financing and leasing assets of Credit Finance totaled $1.0 billion at March 31, 1999 and represented 4.1% of our total financing and leasing assets. Credit Finance offers revolving and term loans to smaller-sized and middle-market companies secured by accounts receivable, inventories, and fixed assets. These loans are used by clients for working capital, refinancings, acquisitions, leveraged buyouts, reorganizations, restructurings, turnarounds, and Chapter 11 financing and confirmation plans. Credit Finance sells participation interests in these loans to other lenders and purchases participation interests in similar loans originated by other lenders. Credit Finance borrowers are generally smaller and cover a wider range of credit quality than those of Business Credit. While both Business Credit and Credit Finance offer financing secured by accounts receivable, inventories, and fixed assets, Credit Finance places a higher degree of reliance on collateral and is generally more focused on credit monitoring in its business.

         Credit Finance originates business through the sales and regional offices as well as through intermediaries and referral relationships and through direct calling efforts. Credit Finance has developed long-term relationships with selected finance companies, banks, and other lenders and with many diversified referral sources.

Commercial Services

         Commercial Services had total financing and leasing assets of $2.9 billion at March 31, 1999, which represented 11.8% of our total financing and leasing assets. Commercial Services offers a full range of domestic and international customized credit protection, lending, and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing, and letter of credit programs.

         Commercial Services provides financing to clients through the purchase of accounts receivables owed to clients by their customers as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring." A factoring client who sells a receivable pays a factoring fee which is commensurate with the underlying degree of credit risk and recourse. This factoring fee is generally a percentage of the factored sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on those advances (in addition to any factoring fees) and satisfying any advances from receivables collections.

         Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of bad debt charge offs, increasing sales, improving management information, and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

         Commercial Services generates business regionally from a variety of sources, including direct calling and referrals from existing clients and other sources.

Consumer

         Our consumer business is focused primarily on home equity lending and on retail sales financing secured by recreation vehicles, manufactured housing and recreational boats. The CIT Group/Consumer Finance business unit offers home equity loans. The CIT Group/Sales Financing business unit offers sale financing for consumer products sold through dealers. Sales Financing also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center. Additionally, in the ordinary course of business, Consumer Finance and Sales Financing purchase loans and portfolios of loans from banks, thrifts, and other originators of consumer loans.

Consumer Finance

         The financing and leasing assets of Consumer Finance aggregated $2.3 billion at March 31, 1999 and represented 9.6% of our total financing and leasing assets. The managed assets of Consumer Finance were $2.9 billion at March 31, 1999, or 10.7% of total managed assets. Consumer Finance commenced operations in December 1992. Its products include both fixed and variable rate closed-end loans and variable rate lines of credit. Consumer Finance primarily originates, purchases, and sells loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses, and, to a lesser extent, purchasing a home, among other reasons. Consumer Finance primarily originates loans through brokers, as well as on a direct marketing basis and through correspondents.

         We believe that the network of Consumer Finance offices, located in most major U.S. markets, enables us to provide a competitive, extensive product offering complemented by high levels of service delivery. Through experienced lending professionals and automation, Consumer Finance provides rapid turnaround time from application to loan funding. Rapid turnaround time is critical to brokers with whom Consumer Finance has business relationships.

Sales Financing

         The financing and leasing assets of Sales Financing aggregated $2.8 billion at March 31, 1999 and represented 11.5% of our total financing and leasing assets. The managed assets of Sales Financing were

$5.0 billion at March 31, 1999, or 18.5% of total managed assets. Sales Financing provides nationwide retail financing for the purchase of new and used recreation vehicles, manufactured housing, and recreational boats. Sales Financing began providing wholesale inventory financing to manufactured housing and recreational boat dealers utilizing its dealer and manufacturer relationships in 1997 and to recreation vehicle dealers in 1998. Sales Financing originates loans predominately through recreation vehicle, manufactured housing, and recreational boat dealer, manufacturer, and broker relationships.

Servicing

         The Asset Service Center centrally services and collects substantially all of our consumer finance receivables, including loans originated or purchased by Sales Financing or Consumer Finance as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by Sales Financing for a fee on a "contract" basis. At March 31, 1999, the consumer finance servicing portfolio included $0.9 billion of finance receivables serviced for third parties.

Securitization Program

         We generally fund our operations through offerings of commercial paper and medium-term and longer term notes in the capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we established a securitization program in 1992 to access periodically the public and private asset backed securitization markets. Our securitization program currently includes consumer loans secured by recreation vehicles, recreational boats, and residential real estate. We have sold $4.6 billion of finance receivables since we began the asset backed securitization program, and the remaining pool balance at March 31, 1999 was $2.8 billion, or 10.3% of our total managed assets.

         Under a typical asset backed securitization, we sell a "pool" of secured loans to a special purpose entity. The special purpose entity, in turn, issues certificates and/or notes which are collateralized by the loan pool and which entitle the holders thereof to participate in certain loan pool cash flows. We retain the servicing of the securitized loans, for which we earn a servicing fee. We also participate in certain "residual" loan pool cash flows (cash flows after payment of principal and interest to certificate and/or note holders and after losses). At the date of securitization, we estimate the "residual" cash flows to be received over the life of the securitization, record the present value of these cash flows as an interest-only receivable (a retained interest in the securitization), and recognize a gain. The interest-only receivable is then amortized through earnings over the estimated life of the related loan pool.

         In estimating residual cash flows and the value of the related interest-only receivables, we make a variety of financial assumptions, including loan pool credit losses, prepayment speeds, and discount rates. These assumptions are empirically supported by both our historical experience and anticipated trends relative to the particular products securitized. After recording the interest-only receivables, we regularly review these assets to determine if the valuations are impaired. These reviews are performed on a disaggregated basis. We calculate fair values of interest-only receivables by using current and anticipated credit losses, prepayment speeds, and discount rates, which we then compare to our carrying values. Our interest-only receivables had a carrying value at March 31, 1999 of $180.6 million, which approximated fair value.

Equity Investments

         The CIT Group/Equity Investments, our capital investing unit, originates and participates in merger and acquisition transactions, purchases private equity and equity-related securities, and arranges transaction financing. Equity Investments also invests in emerging growth opportunities in selected industries, including the life sciences, information technology, communications, and consumer products industries. Equity Investments made its first investment in 1991 and had total investments of $84.6 million at March 31, 1999.

Competition

         Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers, and vendors. Insurance companies and bank holding companies have formed substantial national financial services networks that compete with us. On a local level, community banks, smaller independent finance companies, and mortgage companies are competitive forces. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological, and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than we do. Also, our competitors include businesses that are not related to bank holding companies. These competitors may engage in activities such as short-term equipment rental and servicing, which are not permitted activities for us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity. The markets for most of our products are characterized by a large number of competitors. However, with respect to some of our products, competition is more concentrated.

         We compete primarily on the basis of pricing, terms, and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors, and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

         Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries, such as the commercial airline industry, will be affected by demand for that industry's services and products and by industry regulations.

Regulation

         The Dai-Ichi Kangyo Bank, Limited, or "DKB," is a bank holding company within the meaning of the Bank Holding Company Act of 1956. DKB is registered as a bank holding company with the Federal Reserve. Since DKB owns 43.8% of our common stock, we are subject to certain provisions of the Bank Holding Company

Act and are subject to examination by the Federal Reserve. In general, the Bank Holding Company Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." Our current principal business activities constitute permissible activities for a nonbank subsidiary of a bank holding company. We cannot engage in new activities or acquire securities or assets of another company unless:

         o the new activity or the activity of the other company is one that the Federal Reserve has determined to be closely related to banking; and

         o we have obtained the approval of the Federal Reserve to engage in that activity or to acquire the securities or assets of the other company.

         To obtain the Federal Reserve's approval, we or DKB must submit an application to the Federal Reserve that provides information both about the proposed activity or acquisition and about the financial condition and operations of DKB and CIT.

         In addition to the Bank Holding Company Act, Japanese banking laws and regulations also affect our permissible activities because of DKB's ownership of our common stock.

         We have entered into a regulatory agreement with DKB in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws and regulations. This regulatory agreement prohibits us from engaging in any new activity or entering into any transaction for which prior approval, notice, or filing is required under these laws and regulations, unless we or DKB obtains the required approval, we or DKB gives prior notice, or we or DKB makes the required filings. This regulatory agreement also prohibits us from engaging in any activity that would cause DKB, CIT or any affiliate of DKB or CIT to violate any of these laws or regulations. If, at any time, DKB determines that any of our activities are prohibited by these laws and regulations, we are required to take all reasonable steps to cease those activities.

         Two of our subsidiaries are investment companies organized under
Article XII of the New York Banking Law. New York's banking laws govern the activities of these subsidiaries and state banking regulators examine these subsidiaries. New York's banking laws also require that any person or entity seeking to purchase "control" of us would be required to apply for and obtain the prior approval of the New York Superintendent of Banks. "Control" is presumed to exist if a person or entity would, directly or indirectly, own, control, or hold (with power to vote) 10% or more of our voting stock.

         Our operations are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Among other things, these laws, regulations, and decisions:

            o   regulate credit granting activities;

            o establish maximum interest rates, finance charges, and other charges;

            o   regulate customers' insurance coverages;

            o   require disclosures to customers;

            o   govern secured transactions; and

            o set collection, foreclosure, repossession, and claims handling procedures and other trade practices.

         Our consumer finance business is subject to detailed enforcement and supervision by state authorities under legislation and regulations which generally require licensing of the lender. Licenses are renewable and may be subject to suspension or revocation for violations of laws and regulations. Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, most states have other laws, public policies, and general principles of equity relating to the protection of consumers, unfair and deceptive practices, and practices that may apply to the origination, servicing, and collection of consumer finance loans. Depending on the provision of the applicable law and the specific facts and circumstances involved, violations of these state laws, policies, and principles may limit our ability to collect all or part of the principal of or interest on consumer finance loans, may entitle the borrower to a refund of amounts previously paid, and, in addition, could subject us to damages and administrative sanctions.

         Federal laws preempt state usury ceilings on first mortgage loans and state laws which restrict various types of alternative dwelling secured receivables, except in those states which have specifically opted out, in whole or in part, of federal preemption. Loans may also be subject to other federal laws, including:

         o the Federal Truth-in-Lending Act and the related Federal Reserve Regulation Z, which require certain disclosures to borrowers and other parties regarding loan terms and regulate certain practices with respect to those loans;

         o the Real Estate Settlement Procedures Act and the related Housing and Urban Development Regulation X, which require certain disclosures to borrowers and other parties regarding certain loan terms and regulate certain practices with respect to these loans;

         o the Equal Credit Opportunity Act and the related Federal Reserve Regulation B, which prohibit discrimination in the extension of credit and administration of loans on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance, or the exercise of any right under the Consumer Credit Protection Act;

         o the Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower's credit experience; and

         o the Fair Housing Act, which prohibits discrimination on the basis of, among other things, familial status or handicap.

         Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these federal laws may limit our ability to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage, or to obtain a refund of amounts previously paid and, in addition, could subject us to damages and administrative sanctions.

         This federal and state regulation is primarily for the benefit and protection of our customers and not for the benefit of investors. This regulation could limit our discretion in operating our businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted, or that interest rates we charge will not rise to state maximum levels, any of which could adversely affect our business or results of operations. The Federal Reserve has the authority to restrict our ability to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business.

                        SUMMARY OF FINANCIAL INFORMATION

         The following is a summary of certain financial information of CIT and its subsidiaries. The data for the years ended December 31, 1998, 1997 and 1996 were obtained from CIT's audited consolidated financial statements contained in CIT's 1998 Annual Report on Form 10-K. The data for the years ended December 31, 1995 and 1994 were obtained from audited consolidated statements of CIT that are not incorporated by reference in this prospectus. The data for the quarters ended March 31, 1999 and 1998 were obtained from CIT's unaudited condensed consolidated financial statements contained in CIT's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. This summary should be read in conjunction with the financial information of CIT included in the reports referred to under "Where You Can Find More Information." Results for the three-month period ended March 31, 1999 are not necessarily indicative of operating results that may be expected for a full year.

                                     Three Months Ended
                                         March 31,                             Years Ended December 31,
                                    ---------------------    -------------------------------------------------------------
                                      1999       1998           1998      1997        1996          1995         1994
                                      ----       ----           ----      ----        ----          ----         ----
                                                                (Dollar amounts in Millions)

Finance income                         $541.5    $472.6      $2,015.1      $1,824.7     $1,646.2    $1,529.2    $1,263.8
Interest expense                        273.3     244.6       1,040.8         937.2        848.3
                                                                                                       831.5       614.0

Net finance income                      268.2     228.0         974.3         887.5        797.9       697.7       649.8
Fees and other income                    64.7      66.4         255.4         247.8        244.1       184.7       174.4
Gain on Sale of Equity interest
acquired in loan workout                 --        --            --            58.0         --          --          --
                                    ---------- ----------    ------------- ------------ ----------- ----------- ----------
Operating revenue                       332.9     294.4       1,229.7       1,193.3      1,042.0       882.4       824.2
                                    ---------- ----------    ------------- ------------ ----------- ----------- ----------
Salaries and employee benefits           66.7      61.0         245.4         253.5        223.0       193.4       185.8
General operating expenses               42.3      40.7         172.4         174.9        170.1       152.3       152.1
                                    ---------- ----------    ------------- ------------ ----------- ----------- ----------
Salaries and general operating          109.0     101.7         417.8         428.4        393.1       345.7       337.9
expenses

Provision for credit losses              21.9      22.5          99.4         113.7        111.4        91.9        96.9

Depreciation on operating lease
equipment                                56.1      38.3         169.5         146.8        121.7        79.7        64.4

Minority interest in subsidiary
trust holding solely debentures
of the company                            4.8       4.8          19.2          16.3         --          --          --
                                    ---------- ----------    ------------- ------------ ----------- ----------- ----------
Operating Expenses                      191.8     167.3         705.9         705.2        626.2       517.3       499.2
                                    ---------- ----------    ------------- ------------ ----------- ----------- ----------
Income before provision for
income taxes                            141.1     127.1         523.8         488.1        415.8       365.1       325.0

Provision for income taxes               49.2      45.4         185.0         178.0        155.7       139.8       123.9
                                    ---------- ----------    ------------- ------------ ----------- ----------- ----------

Net income                              $91.9     $81.7        $338.8       $ 310.1      $ 260.1     $ 225.3     $ 201.1
                                    ========== ==========    ============= ============ =========== =========== ==========


         The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

Ratios of Earnings to Fixed Charges

                                     Three Months Ended
                                         March 31,                             Years Ended December 31,
                                      1999       1998            1998          1997        1996        1995       1994
                                    ---------------------    -------------------------------------------------------------
Ratios of Earnings to Fixed           1.50       1.50            1.49          1.51        1.49        1.44       1.52
Charges


         We have computed the ratios of earnings to fixed charges in accordance with requirements of the SEC's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in a subsidiary trust holding solely debentures of CIT, and the portion of rentals considered to represent an appropriate interest factor.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this prospectus and any supplements are "forward-looking," in that they do not discuss historical fact but instead note future expectations, projections, intentions, or other items relating to the future. These forward-looking statements include those made in documents incorporated in this prospectus by reference.

         Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

           o The results of our efforts to implement our business strategy. Failure to fully implement our business strategy might result in decreased market penetration, adverse effects on results of operations, and other adverse results.

           o The effect of economic conditions and the performance of our borrowers. Economic conditions in general or in particular market segments could impact the ability of our borrowers to operate or expand their businesses, which might result in decreased performance or repayment of their obligations or reduced demand for additional financing needs.

           o Actions of our competitors and our ability to respond to those actions. We seek to remain competitive without sacrificing prudent lending standards. Doing business under those standards becomes more difficult, however, when competitors offer financing with less stringent criteria. We seek to maintain credit quality at the risk of growth in assets, if necessary.

           o The cost of our capital. That cost depends on many factors, some of which are beyond our control, such as our portfolio quality, ratings, prospects, and outlook.

           o Changes in government regulations, tax rates, and similar matters. For example, government regulations could significantly increase the cost of doing business or could eliminate certain tax advantages of some of our financing products.

           o Necessary technological changes, including those addressing "Year 2000" data systems issues, may be more difficult, expensive or time consuming than anticipated.

           o  Costs or difficulties related to integration of acquisitions.

           o  Other risks detailed in our other SEC reports or filings.

         We do not intend to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. We cannot predict your risk in relying on forward-looking statements in light of the many factors that could affect their accuracy.

                                 USE OF PROCEEDS

         We intend to use the net proceeds from the sale of any debt securities to provide additional working funds for us and our subsidiaries. Initially, we will use the proceeds to reduce short-term borrowings (currently represented by commercial paper). Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts which we may use in connection with our business or which we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

General

         Any debt securities that we issue will be issued in fully registered form. This prospectus and the prospectus supplement will describe the terms of the debt securities.

         The debt securities that we issue will constitute either Superior Indebtedness or Senior Subordinated Indebtedness. From time to time, we may issue senior debt securities (the "Senior Securities") in one or more separate series of debt securities. We will issue each series of Senior Securities under separate indentures, each substantially in the form of a global indenture (each of these indentures or supplemental indentures is referred to as a "Senior Indenture" and collectively as the "Senior Indentures"). We will enter into each Senior Indenture with a banking institution organized under the laws of the United States or one of the states thereof (a "Senior Trustee").

         From time to time, we may also issue senior subordinated debt securities (the "Senior Subordinated Securities") as one or more separate series of debt securities. We will issue each series of Senior Subordinated Securities under one or more separate indentures, each substantially in the form of a global indenture (each of these indentures and supplemental indentures is referred to as a "Senior Subordinated Indenture" and collectively as the "Senior Subordinated Indentures"). We will enter into each Senior Subordinated Indenture with a banking institution organized under the laws of the United States or one of the states thereof (a "Senior Subordinated Trustee").

         From time to time, we may issue Senior Subordinated Securities which are intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board.

         We sometimes refer to the Senior Indentures and the Senior Subordinated Indentures as the "Indentures," and the Senior Trustees and the Senior Subordinated Trustees as the "Trustees."

         Our Indentures. We have filed a form of global Senior Indenture and a form of global Senior Subordinated Indenture as exhibits to the registration statement of which this prospectus is a part. You should refer to particular provisions of an Indenture for its defined terms. In order to understand our disclosure concerning the Indentures, you should refer to the detailed provisions of each Indenture.

         Limitations on Indebtedness. The terms of the Senior Indentures do not limit the amount of debt securities or other unsecured Superior Indebtedness which we may issue. The terms of the Senior Indentures also do not limit the amount of subordinated debt, secured or unsecured, which we may issue. The terms of some of the Senior Subordinated Indentures may limit the amount of debt securities or other unsecured Senior Subordinated Indebtedness which we may issue or limit the amount of Junior Subordinated Indebtedness which we may issue. For a description of these limitations, see "Description of Debt Securities--Restrictive Provisions" at page 18. At March 31, 1999, approximately $200 million of Senior Subordinated Indebtedness was issued and outstanding. At March 31, 1999, under the most restrictive provisions of the Senior Subordinated Indentures, we could issue up to approximately $2.6 billion of additional Senior Subordinated Indebtedness.

         Separate Series. We may issue the debt securities in one or more separate series of Senior Securities or Senior Subordinated Securities. Debt securities in a particular series may have different maturities or different purchase prices.

         Original Issue Discount. Debt securities bearing no interest or a below market interest rate when issued are known as original issue discount securities. We will offer any original issue discount securities which we issue at a discount (which may be substantial) below their stated principal amount. You should refer to the prospectus supplement for a description of federal income tax consequences and other special considerations applicable to original issue discount securities.

         Particular Terms of Offered Debt Securities. You should refer to the prospectus supplement for a description of the particular terms of any debt securities that we offer for sale. The following are some of the terms of these debt securities that we will describe in the prospectus supplement:

           o  designation, total principal amount and authorized denominations;

           o percentage of principal amount at which debt securities will be issued;

           o  maturity date or dates;

           o interest rate or rates (which may be fixed or variable) per annum, the method of determining the interest rate or rates, and any original issue discount;

           o payment dates for interest and principal and the provisions for accrual of interest;

           o  provisions for any sinking, purchase, or other comparable fund;

           o  any redemption terms;

           o designation of the place where registered holders of debt securities may be paid, or may transfer or redeem debt securities;

           o designation of any foreign currency (including composite currencies) in which the debt securities may be issued or paid and any terms under which a holder of debt securities may elect be paid in a different currency than the currency of the debt securities;

           o any index which may be used to determine the amounts of principal, interest, or any other payment due on the debt securities; and

           o designation of the debt securities as Senior Securities or Senior Subordinated Securities

         Payment. We will make all payments due on debt securities, less any applicable withholding taxes, at the office of CIT or its agent maintained for this purpose in New York, New York. However, at our option, we may pay interest, less any applicable withholding taxes, by mailing a check to the address of the person entitled to the interest as their name and address appear on our register. (See Section 2.04 of the Indentures).

         Transfer of Debt Securities. A registered holder of debt securities, or a properly authorized attorney of the holder, may transfer these debt securities at our office or our agent's office. The prospectus supplement will describe the location of these offices. We will not charge the holder a fee for any transfer or exchange of debt securities. But we may require the holder to pay a sum sufficient to cover any tax or other governmental charge in connection with a transfer or exchange. (See Section 2.06 of the Indentures).

         Certain Defined Terms.

         "Indebtedness" in the definition of the terms "Superior Indebtedness," "Senior Subordinated Indebtedness," and "Junior Subordinated Indebtedness" means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities on a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

         "Superior Indebtedness" means all of our Indebtedness that is not by its terms subordinate or junior to any of our other indebtedness. The Senior Securities will constitute Superior Indebtedness.

         "Senior Subordinated Indebtedness" means all of our Indebtedness that is subordinate only to Superior Indebtedness. The Senior Subordinated Securities will constitute Senior Subordinated Indebtedness.

         "Junior Subordinated Indebtedness" means all Indebtedness of CIT that is subordinate to both Superior Indebtedness and Senior Subordinated Indebtedness.

Senior Securities

         The Senior Securities will be direct, unsecured obligations of CIT. Senior Securities will constitute Superior Indebtedness issued with equal priority to the other Superior Indebtedness. At March 31, 1999, CIT's consolidated unaudited balance sheet reflected approximately $13.0 billion of outstanding Superior Indebtedness.

         The Senior Securities will be senior to all Senior Subordinated Indebtedness, including the Senior Subordinated Securities. At March 31, 1999, CIT's consolidated balance sheet reflected $200 million outstanding Senior Subordinated Indebtedness and no outstanding Junior Subordinated Indebtedness.

Senior Subordinated Securities

         The Senior Subordinated Securities will be direct, unsecured obligations of CIT. CIT will pay principal, premium, if any, and interest on the Senior Subordinated Securities only after the prior payment in full of all Superior Indebtedness of CIT, including the Senior Securities.

         In the event of any insolvency, bankruptcy, or similar proceedings, the holders of Superior Indebtedness will be paid in full before any payment is made on the Senior Subordinated Securities. An event of default under or acceleration of Superior Indebtedness does not in itself trigger the payment subordination provisions applicable to Senior Subordinated Securities. However, if the Senior Subordinated Securities are declared due and payable before maturity due to a default, the holders of the Senior Subordinated Securities will be entitled to payment only after Superior Indebtedness is paid in full.

         Due to these subordination provisions, if we become insolvent, the holders of Superior Indebtedness may recover a higher percentage of their investment than the holders of the Senior Subordinated Securities. We intend that any Senior Subordinated Securities will be in all respects equal in right of payment with the other Senior Subordinated Indebtedness, including CIT's outstanding Senior Subordinated Securities. We also intend that all Senior Subordinated Securities will be superior in right of payment to all Junior Subordinated Indebtedness and to all outstanding capital stock.

         Senior Subordinated Securities of certain series may meet the requirements necessary for that series to be considered "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board. If we propose to issue Senior Subordinated Securities which will qualify as Tier II Capital, then we will disclose this in the prospectus supplement.

Restrictive Provisions

         Negative Pledge. Generally, the Indentures do not limit the amount of other securities which we or our subsidiaries may issue. But each Indenture contains a provision that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed, incurred, issued, assumed, or guaranteed by us, subject to certain exceptions (the "Negative Pledge"). (See Section 6.04 of the Indentures).

         Under the terms of the Negative Pledge, we are permitted to create the following liens:

           o  liens in favor of any of our subsidiaries;

           o  purchase money liens;

           o  liens existing at the time of any acquisition that we may make;

           o liens in favor of the United States, any state, or governmental agency or department to secure obligations under contracts or statutes;

           o liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds, and other similar obligations incurred in the ordinary course of business;

           o liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

           o arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

           o liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

           o consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

           o liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

           o liens on property or assets financed through tax-exempt municipal obligations;

           o liens arising out of any extension, renewal, or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, which originally secured the lien; and

           o liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

See Section 6.04 of the Indentures for the provisions of the Negative Pledge.

         In addition, in the Senior Subordinated Indentures, we have agreed not to permit:

           o the aggregate amount of Senior Subordinated Indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings); or

           o the aggregate amount of Senior Subordinated Indebtedness and Junior Subordinated Indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings).

(See Senior Subordinated Indenture Section 6.05). Under the more restrictive of these tests, as of March 31, 1999, we could issue up to approximately $2.6 billion of additional Senior Subordinated Indebtedness.

         Restrictions on Mergers and Asset Sales. Subject to the provisions of the

Negative Pledge, the Indentures will not prevent us from consolidating or merging with any other corporation or selling our assets as, or substantially as, an entirety. However, if we are not the surviving corporation in a merger, the surviving corporation must expressly assume our obligations under the Indentures. Similarly, if we were to sell our assets as, or substantially as, an entirety to another party, the purchaser must also assume our obligations under the Indentures. (See Senior Indenture Section 15.01, Senior Subordinated Indenture Section 16.01). The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance with the restrictions of the Negative Pledge. This waiver of compliance will bind all of the holders of that series of debt securities. (See Senior Indenture Section 6.06, Senior Subordinated Indenture Section 6.07).

         Other than these restrictions, the Indentures contain no additional provisions limiting our ability to enter into a highly leveraged transaction.

Modification of Indenture

         Each Indenture contains provisions permitting us and the Trustee to amend, modify, or supplement the Indenture or any supplemental indenture as to any series of debt securities. Generally, these changes require the consent of the holders of at least 66 2/3% of the outstanding principal amount of each series of debt securities affected by the change.

         Unanimous consent of the holders of a series of debt securities is required for any of the following changes:

           o extending the maturity of that series of debt security, reducing the rate, extending the time of payment of interest, or reducing any other payment due under that series of debt security;

           o reducing the percentage of holders required to consent to any amendment or modification for purposes of that series of debt security; or

           o modifying the rights, duties or immunities of the Trustee without the consent of the Trustee.

(See Section 14.02 of the Indentures).

Computations for Outstanding Debt Securities

         In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an Indenture,

           o for an original issue discount security, we will use the amount of the principal which would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; or

           o for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

(See Section 1.02 of the Indentures).

Events of Default

         Each Indenture defines an "event of default" with respect to any series of debt securities. An event of default under an Indenture is any one of the following events which occurs with respect to a series of debt securities:

           o  nonpayment for thirty days of any payment of interest when due;

           o nonpayment of any payment of principal of, and premium, if any, when due;

           o  nonpayment of any sinking fund installment when due;

           o failure, after thirty days' appropriate notice, to perform any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of another series of debt securities);

           o  certain events in bankruptcy, insolvency, or reorganization; or

           o nonpayment of interest on our indebtedness, including guaranteed indebtedness (other than indebtedness which is subordinate), or nonpayment of any principal on any of our indebtedness, after appropriate notice and expiration of any applicable grace period.

(See Section 7.01 of the Indentures).

         The Trustee may withhold notice of any default (except in the payment of principal of, premium, if any, or interest, if any, on any series of debt securities) if the Trustee considers that withholding notice is in the interests of the holders of that series of debt securities. (See Section 11.03 of the Indentures).

         Generally, each Indenture provides that upon an event of default, the Trustee or the holders of not less than 25% in principal amount of any series of debt securities then outstanding may declare the principal of all debt securities of that series to be due and payable. (See Section 7.02 of the Indentures). However, with respect to any series of Senior Subordinated Securities considered "Tier II," only certain events in bankruptcy, insolvency, or reorganization would permit acceleration of the maturity of the indebtedness. The prospectus supplement will indicate if the series of Senior Subordinated Securities covered by that prospectus supplement will be "Tier II."

         You should refer to the prospectus supplement for any original issue discount securities for disclosure of the particular provisions relating to acceleration of the maturity of indebtedness upon the occurrence of an event of default.

         Within 120 days after the close of each fiscal year, we are required to file with each Trustee a statement, signed by specified officers, stating whether or not the specified officers have knowledge of any default, and, if so, specifying each default, the nature of the default and what action, if any, has been taken to cure the default. (See Senior Indenture Section 6.05, Senior Subordinated Indenture Section 6.06).

         Except in cases of default and acceleration, the Trustee is not under any obligation to exercise any of its rights or powers under an Indenture at the request of holders of debt securities, unless these holders offer the Trustee a reasonable indemnity. (See Section 11.01 of the Indentures). As long as the Trustee has this indemnity, the holders of a majority in principal amount of any series of debt securities outstanding may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or of exercising any trust or power conferred upon the Trustee. (See
Section 7.08 of the Indentures).

Defeasance of the Indenture and Debt Securities

         We may, at any time, satisfy our obligations with respect to payments on any series of debt securities by irrevocably depositing in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) or a combination thereof sufficient to make payments on the debt securities when due. If we make this deposit in a sufficient amount, properly verified, then we would discharge all of our obligations with respect to that series of debt securities and the Indenture insofar as it relates to that series of debt securities (except as otherwise provided in the Indenture). In the event of this defeasance, holders of that series of debt securities would be able to look only to the trust fund for payment on that series of debt securities until the date of maturity or redemption. Our ability to defease debt securities of any series using this trust fund is subject to certain tax, legal, and stock exchange requirements. (See Sections 12.01, 12.02 and 12.03 of the Indentures).

Information Concerning the Trustees

         We may periodically borrow funds from any of the Trustees. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with any of the Trustees. A Trustee under a Senior Indenture or a Senior Subordinated Indenture may act as trustee under any of CIT's other indentures.

                              PLAN OF DISTRIBUTION

         We may sell the debt securities being offered hereby:

            o  directly to purchasers;

            o  through agents;

            o  to dealers; or

            o  through an underwriter or a group of underwriters.

         We may directly solicit offers to purchase debt securities. We may also solicit offers through our agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Under our agreements with agents, we may indemnify agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

         We may also sell debt securities through a dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. Under our agreements with dealers, we may indemnify dealers against certain civil liabilities, including liabilities under the Securities Act.

         We may also use one or more underwriters to sell debt securities. Under our agreements with underwriters, we may indemnify underwriters against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the debt securities will be set forth in the prospectus supplement. When reselling debt securities to the public, the underwriters will deliver the prospectus supplement and this prospectus to purchasers of debt securities.

         The underwriters, dealers, and agents may be deemed to be underwriters under the Securities Act. Any discounts, commissions, or concessions that they receive from us or any profit they make on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will disclose in the prospectus supplement any person who may be deemed to be an underwriter and any compensation that we have paid to any underwriter. We may have various other commercial relationships with our underwriters, dealers, and agents.

         If disclosed in the prospectus supplement, we may authorize underwriters and agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of offered debt securities sold pursuant to contracts will be not less nor more than, the amounts stated in the prospectus supplement. We may authorize underwriters and agents to enter into contracts with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, all subject to our approval. Contracts will not be subject to any conditions except that any purchase of debt securities by an institution pursuant to a contract must be permitted under applicable laws. We will disclose in the prospectus supplement any commission that we pay to underwriters and agents who sell debt securities pursuant to contracts. Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

         The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

                                     EXPERTS

         Our consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                                 LEGAL OPINIONS

         Our counsel, Schulte Roth & Zabel LLP, New York, New York is passing for us on the validity of the debt securities to which this prospectus relates. Paul N. Roth, a founding a partner of Schulte Roth & Zabel LLP, is one of our directors.

You should rely only on the information contained or incorporated by reference in this prospectus. We have authorized no one to provide you with different information.

We are not making an offer of these securities in any location where the offer is not permitted.

You should not assume that the information in this prospectus, including information incorporated by reference, is accurate as of any date other than the date on the front of the prospectus.

                                TABLE OF CONTENTS

                                                                           Page

Where You Can Find More Information                                          2

The CIT Group, Inc.                                                          2

Summary of Financial Information                                            12

Special Note Regarding Forward-Looking Statements                           14

Use of Proceeds                                                             15

Description of Debt Securities                                              15

Plan of Distribution                                                        22

Experts                                                                     23

Legal Opinions                                                              23

                                    Part II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 14.  Other Expenses of Issuance and Distribution.

                  The following table sets forth all expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the registration fee.

Registration fee                                                     $1,390,000
Fees and expenses of accountants                                        209,000
Fees and expenses of counsel                                            500,000
Fees and expenses of Trustees and paying and
  authenticating agents                                                 450,000
Printing and engraving expenses                                          50,000
Rating Agencies                                                         600,000
Blue Sky fees and expenses                                               22,500
Miscellaneous                                                            12,000
                                                                    -----------
Total                                                                $3,233,500
                                                                    ===========
Item 15.  Indemnification of Directors and Officers.

                  Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                  Section 145 further provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

                  Article X of the By-laws of the Registrant provides, in effect, that, in addition to any rights afforded to an officer, director or employee of the Registrant by contract or operation of law, the Registrant may indemnify any person who is or was a director, officer, employee, or agent of the Registrant, or of any other corporation which he served at the request of the Registrant, against any and all liability and reasonable expense incurred by him in connection with or resulting from any claim, action, suit, or proceeding (whether brought by or in the right of the Registrant or such other corporation or otherwise), civil or criminal, in which he may have become involved, as a party or otherwise, by reason of his being or having been such director, officer, employee, or agent of the Registrant or such other corporation, whether or not he continues to be such at the time such liability or expense is incurred, provided that such person acted in good faith and in what he reasonably believed to be the best interests of the Registrant or such other corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Article X further provides that any person who is or was a director, officer, employee, or agent of the Registrant or any direct or indirect wholly-owned subsidiary of the Registrant shall be entitled to indemnification as a matter of right if he has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit, or proceeding of the type described in the foregoing paragraph.

                  In addition, the Registrant maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies with aggregate limits of $90,000,000. The risks covered by such policies include liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

f1.1       --   Form of Underwriting Agreement.

d1.2       --   Form of Selling Agency Agreement.

a4.1a      --   Proposed form of Debt Securities (Note).

a4.1b      --   Proposed form of Debt Securities (Debenture).

a4.1c      --   Proposed form of Debt Securities (Deep Discount Debenture).

a4.1d      --   Proposed form of Debt Securities (Zero Coupon Debenture).

a4.1e      --   Proposed form of Debt Securities (Extendible Note).

b4.1f      --   Proposed form of Debt Securities (Floating Rate Renewable Note).

b4.1g      --   Proposed form of Debt Securities (Floating Rate Note).

c4.1h      --   Proposed form of Debt Securities (Medium-Term Senior Fixed Rate
                Note).

c4.1i      --   Proposed form of Debt Securities (Medium-Term Senior Floating
                Rate Note).

c4.1j      --   Proposed form of Debt Securities (Medium-Term Senior
                Subordinated Fixed Rate Note).

c4.1k      --   Proposed form of Debt Securities (Medium-Term Senior
                Subordinated Floating Rate Note).

e4.2a      --   Form of Global Indenture between the Registrant and each Senior
                Trustee.

e4.2b      --   Form of Global Indenture between the Registrant and each Senior
                Subordinated Trustee.

e4.2c      --   Standard Multiple-Series Indenture Provisions dated as of
                September 24, 1998.

g5         --   Opinion of Schulte Roth & Zabel LLP in respect of the legality of the Debt Securities registered hereunder, containing the consent of such counsel.

h12        --   Computation of Ratios of Earnings to Fixed Charges.

h23.1      --   Consent of KPMG LLP.

g23.2      --   Consent of Counsel. The consent of Schulte Roth & Zabel LLP is included in its opinion filed herewith as Exhibit 5 to this Registration Statement.

h24.1      --   Powers of Attorney.

h24.2      --   Board Resolutions.

h25.1      --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

h25.2      --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The First National Bank of Chicago.

h25.3      --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Harris Trust and Savings Bank.

--------------------------------------------------------------------------------
a    Incorporated by reference to Registration Statement No. 2-93960 on Form
     S-3 filed October 25, 1984.

b Incorporated by reference to Registration Statement No. 33-30047 on Form S-3 filed July 24, 1989.

c Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 21, 1992.

d Incorporated by reference to Registration Statement No. 33-58418 on Form S-3 filed February 16, 1993.

e Incorporated by reference to Registration Statement No. 333-63793 on Form S-3 filed September 18, 1998.

f Incorporated by reference to Registration Statement No. 333-71361 on Form S-3 filed February 11, 1999.

g    To be filed by pre-effective amendment.

h    Filed herewith.

Item 17.  Undertakings.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act
                                    of 1933 (the "Securities Act");

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at the time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York, on the 10th day of August, 1999.

                                                THE CIT GROUP, INC.

                                          By    /s/ ERNEST D. STEIN
                                                Ernest D. Stein
                                                Executive Vice President,
                                                General Counsel and Secretary

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               Signature and Title                                 Date

              ALBERT R. GAMPER, JR.*
              ---------------------
              Albert R. Gamper, Jr.
 President, Chief Executive Officer, and Director
          (principal executive officer)

                 DANIEL P. AMOS*
                 --------------
                  Daniel P. Amos
                     Director

                  ANTHEA DISNEY*
                  -------------
                  Anthea Disney
                     Director

                 TAKASUKE KANEKO*       /s/ ERNEST D. STEIN      August 10, 1999
                 ---------------         ------------------
                 Takasuke Kaneko          Ernest D. Stein
                     Director            Attorney-in-fact

                 HISAO KOBAYASHI*
                 ---------------
                 Hisao Kobayashi
                     Director

                WILLIAM M. O'GRADY*
                ------------------
                William M. O'Grady
                     Director

               JOSEPH A. POLLICINO*
               -------------------
               Joseph A. Pollicino
                     Director

                  PAUL N. ROTH*
                  ------------
                   Paul N. Roth
                     Director

                 PETER J. TOBIN*
                 --------------
                  Peter J. Tobin
                     Director

                  TOHRU TONOIKE*
                  -------------
                  Tohru Tonoike
                     Director

                   KEIJI TORII*
                   -----------
                   Keiji Torii
                     Director

                  ALAN F. WHITE*
                  -------------
                  Alan F. White
                     Director

               /s/ JOSEPH M. LEONE                               August 10, 1999
               -------------------
                 Joseph M. Leone
   Executive Vice President and Chief Financial

                     Officer
   (principal financial and accounting officer)

                  Original powers of attorney authorizing Albert R. Gamper, Jr., Ernest D. Stein, and Anne Beroza and each of them to sign this Registration Statement and amendments hereto on behalf of the directors and officers of the Registrant indicated above are held by the Registrant and available for examination pursuant to Item 302(b) of Regulation S-T.

                                 Exhibit Index

f1.1       --   Form of Underwriting Agreement.

d1.2       --   Form of Selling Agency Agreement.

a4.1a      --   Proposed form of Debt Securities (Note).

a4.1b      --   Proposed form of Debt Securities (Debenture).

a4.1c      --   Proposed form of Debt Securities (Deep Discount Debenture).

a4.1d      --   Proposed form of Debt Securities (Zero Coupon Debenture).

a4.1e      --   Proposed form of Debt Securities (Extendible Note).

b4.1f      --   Proposed form of Debt Securities (Floating Rate Renewable Note).

b4.1g      --   Proposed form of Debt Securities (Floating Rate Note).

c4.1h      --   Proposed form of Debt Securities (Medium-Term Senior Fixed Rate
                Note).

c4.1i      --   Proposed form of Debt Securities (Medium-Term Senior Floating
                Rate Note).

c4.1j      --   Proposed form of Debt Securities (Medium-Term Senior
                Subordinated Fixed Rate Note).

c4.1k      --   Proposed form of Debt Securities (Medium-Term Senior
                Subordinated Floating Rate Note).

e4.2a      --   Form of Global Indenture between the Registrant and each Senior
                Trustee.

e4.2b      --   Form of Global Indenture between the Registrant and each Senior
                Subordinated Trustee.

e4.2c      --   Standard Multiple-Series Indenture Provisions dated as of
                September 24, 1998.

g5         --   Opinion of Schulte Roth & Zabel LLP in respect of the legality of the Debt Securities registered hereunder, containing the consent of such counsel.

h12        --   Computation of Ratios of Earnings to Fixed Charges.

h23.1      --   Consent of KPMG LLP.

g23.2      --   Consent of Counsel. The consent of Schulte Roth & Zabel LLP is included in its opinion filed herewith as Exhibit 5 to this Registration Statement.

h24.1      --   Powers of Attorney.

h24.2      --   Board Resolutions.

h25.1      --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

h25.2      --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The First National Bank of Chicago.

h25.3      --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Harris Trust and Savings Bank.

--------------------------------------------------------------------------------
a    Incorporated by reference to Registration Statement No. 2-93960 on Form
     S-3 filed October 25, 1984.

b Incorporated by reference to Registration Statement No. 33-30047 on Form S-3 filed July 24, 1989.

c Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 21, 1992.

d Incorporated by reference to Registration Statement No. 33-58418 on Form S-3 filed February 16, 1993.

e Incorporated by reference to Registration Statement No. 333-63793 on Form S-3 filed September 18, 1998.

f Incorporated by reference to Registration Statement No. 333-71361 on Form S-3 filed February 11, 1999.

g    To be filed by pre-effective amendment.

h    Filed herewith.